Exhibit 99.2

TCR 2 Therapeutics Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, Mass., July 28, 2020 — TCR2 Therapeutics Inc. (Nasdaq: TCRR) (“TCR2” or the “Company”), a clinical-stage immunotherapy company with a pipeline of novel T cell therapies for patients suffering from cancer, today announced the pricing of an underwritten public offering of 8,000,000 shares of its common stock at a public offering price of $15.50 per share. TCR2 also granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock at the public offering price, less the underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses payable by the Company, are expected to be $124.0 million, excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares in the offering are to be sold by TCR2. The offering is expected to close on or about July 31, 2020, subject to customary closing conditions.

Jefferies, SVB Leerink, Piper Sandler and BMO Capital Markets are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey is acting as co-manager for the offering.

TCR2 intends to use the net proceeds of the offering to advance its clinical and earlier stage programs and for research and development, working capital and general corporate purposes.

The securities described may be offered pursuant to a shelf registration statement on Form S-3 (File No. 333-236965), including a base prospectus that was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2020. The offering will be made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to, and describing the terms of, this offering was filed with the SEC on July 27, 2020. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by phone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by email at syndicate@svbleerink.com, or by phone at (800) 808-7525, ext. 6218; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by email at prospectus@psc.com, or by phone at (800) 747-3924; or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by email at bmoprospectus@bmo.com, or by phone at (800) 414-3627.

Important Information

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage immunotherapy company with a pipeline of novel T cell therapies for patients suffering from cancer. TCR2’s proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells) specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). In preclinical studies, TRuC-T cells have demonstrated superior anti-tumor activity compared to chimeric antigen receptor T cells (CAR-T cells), while exhibiting lower levels of cytokine release. The Company’s lead TRuC-T cell product candidate targeting solid tumors, TC-210, is currently being studied in a Phase 1/2 clinical trial to treat patients with mesothelin-positive non-small cell lung cancer (NSCLC), ovarian cancer, malignant pleural/peritoneal mesothelioma, and cholangiocarcinoma. The Company’s lead TRuC-T cell product candidate targeting hematological malignancies, TC-110, is currently being studied in a Phase 1/2 clinical trial to treat patients with CD19-positive adult acute lymphoblastic leukemia (aALL) and with aggressive or indolent non-Hodgkin lymphoma (NHL).

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Any forward-looking statements in this press release, such as statements regarding closing of the offering and the anticipated use of proceeds therefrom, are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and the completion of the public offering on the anticipated terms, or at all. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in TCR2’s Annual Report on Form 10-K filed on March 30, 2020, as updated by its most recent Quarterly Report on Form 10-Q and its other filings made with the SEC from time to time, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the public offering filed with the SEC. Although TCR2’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by TCR2. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. TCR2 undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

TCR2 Therapeutics Inc.

(617) 949-5667

carl.mauch@tcr2.com